Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and Chief Financial Officer	Director, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS TO BE ADDED TO

NASDAQ BIOTECHNOLOGY INDEX

RALEIGH, NC, November 14, 2003 – Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will be incorporated into the NASDAQ Biotechnology Index® (NASDAQ:NBI), effective November 24, 2003. The NASDAQ Biotechnology Index includes companies primarily engaged in using biomedical research for the discovery or development of novel treatments or cures for human disease. In addition, all securities in the Index must be listed on the NASDAQ National Market and meet minimum requirements for market value, average daily share volume and listing on a recognized market for at least six months. The Index is ranked on a semi-annual basis in May and November.

Commenting on this development, Carolyn Logan, President and Chief Executive Officer, Salix, stated, “We are pleased that the Company has qualified for inclusion in this Index representing the largest and most actively traded NASDAQ biotechnology and pharmaceutical stocks. The Company’s position today reflects the tremendous progress we have achieved over the past three years.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.